Exhibit 4.58

Equipment Purchase Contract

This Contract is made as of 6 August 4, 2019 ("Effective Date") and entered into through friendly negotiation by and between CBD and Hemp Group Co., Ltd., a Delaware corporation located at 4677 Old lronsides Drive, Ste. 190, Santa Clara, CA 95054 (hereinafter referred to as "the Purchaser"), as one party and All Datum Inc., a corporation located at 1004 W West Covina Parkway, West Covina, CA 91790, under the laws of California (hereinafter referred to as "the Seller" or "the Supplier"), as the other party, under the following terms and conditions:

1. DEFINITION

In the Contract unless the context otherwise defines,

1.1 The Equipment means the equipment, materials, spare parts or any part thereof supplied by the Seller including those with which the Product are produced, details of which are specified in Appendix 1 to the Contract.

1.2 The Raw Material means dry flower and trim of hemp supplied by the Purchaser.

1.3 The Products means crystalized CBD (cannabidiol), a chemical compound extracted from the stalks, stems, and flowers of the Raw Material by manufacturing and processing in the Equipment.

1.4 Lab means a ISO 17025 accredited cannabis/hemp testing laboratory, or equivalent cannabis/hemp testing laboratory.

1.5 Sample means certain amount of the Raw Material as determined by the Purchaser chosen out of the Raw Material.

1.6 Lab Test is the method conducted by the Lab which are used for the purpose of confirm and certify the level of the Products out of the Sample.

1.7 Sample Tests are the methods which are used for the purpose of judging the Equipment's ability to extract the Products from the Raw Material which performance shall conform to the result of Lab Test.

1.8 The Purpose of the Equipment means extracting the Products from the Raw Material.

1.9 The Site refers to as a producer sites means an area devoted to the growth of the Raw Material. This is a parcel or tract of land used for the purpose of growing Raw Material.

1.10 The Price means the sum payable to the Seller under the Contract for full and proper performance of its contractual obligations, details of which are specified in Appendix 1.

1.11 The Currency means the currency in which the payment is made under the Contract, namely US Dollars.

1.12 The Agency Agreement means the agreement entered into between the Purchaser and Seller pursuant to which the Purchaser shall be appointed as the agent of the Seller to sell the Equipment.

2.  THE EQUIPMENT

2.1 The Equipment shall be to the reasonable satisfaction of the Purchaser and shall conform in all respects with any particulars specified in the Contract and in any variations thereto.

2.2 The Equipment shall conform in all respects with the requirements of any statutes, regulations or laws from time to time in force.

2.3 The Equipment shall be fit and sufficient for the Purpose of the Equipment and the Purchaser relies on the skill and judgement of the Supplier in the supply of the Equipment and the execution of the Contract.

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2.4 The Equipment shall conform in all respects with the Lab Test and Sample Test.

3.  THE PRICE AND PAYMENT

3.1 The Price shall be 300,000.00 US dollars, as adjusted according to the terms of first time Purchaser by applying 10.74% discount on the total price stated in the Appendix l,including all possible tax or duties, and no increase will be accepted by the Purchaser unless agreed by him/her in writing before the execution of the Contract.

3.2 within 3 working days after the Effective Date, the Purchaser shall pay 30% of the Price as the down payment. After the Equipment is delivered to the designated place by the Purchaser and completed assembly by Seller and upon the result of the Sample Test is to the reasonable satisfaction of the Purchaser at Purchaser's discretion, the Purchaser shall pay 60% of the Price; and the balance 10% of the Price shall be payable after the Equipment runs well for a consecutive of two (2) months and upon the Acceptance Report from the Purchaser is issued.

3.3 After expiry of the 24 months guarantee period, the Purchase agrees to place an order to purchase the Equipment under the same terms of this Agreement provided the Equipment runs well to the Purchaser's satisfactory during 24 months guarantee period.

4.  DELIVERY

4.1 The Equipment shall be delivered to the designated place named by the Purchaser within 90 days after the Effective Date ( the "Delivery Date"). Any access to Site and any labor and equipment that may be provided by the Purchaser in connection with delivery shall be provided without acceptance by the Purchaser of any liability whatsoever and the Supplier shall indemnify the Purchaser in respect of any actions, suits, claims, demands, losses, charges, costs and expenses which the Purchaser may suffer or incur as a result of or in connection with any damage or injury (whether fatal or otherwise) occurring in the course of delivery or installation to the extent that any such damage or injury is attributable to any act or omission of the Supplier or any of his subcontractors.

4.2 Where any access to the Site is necessary in connection with delivery or installation the Supplier and his sub-contractors shall at all time comply with the reasonable requirements of the Purchaser.

4.3 The time of delivery shall be of the essence and failure to deliver before the Delivery Date or specified by the Purchaser shall enable the Purchaser (at his option) to release himself from any obligation to accept and pay for the Equipment and/or to cancel all or part of the Contract therefor without any charge to the Purchaser, in either case without prejudice to his other rights and remedies.

5. OWNERSHIP AND TITLE

Ownership and title of the Equipment shall without prejudice to any of the rights or remedies of the Purchaser pass to the Purchaser at the time of delivery.

6. DAMAGE IN TRANSIT

On despatch of any consignment of the Equipment the Supplier shall send to the Purchaser at the address for delivery of the Equipment an advice note specifying the means of transport, the place and date of despatch, the number of packages and their weight and volume. The Supplier shall free of charge and as quickly as possible either repair or replace (as the Purchaser shall elect) such of the Equipment as may either be damaged in transit or having been placed in transit fail to be delivered to the Purchaser provided that:

a)     in the case of damage to such Equipment in transit the Purchaser shall within thirty days of the completed date of delivery give notice to the Supplier that the Equipment have been damaged; and

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b)     in the case of non-delivery the Purchaser shall (provided that the Purchaser has been advised of the despatch of the Equipment) within ten days of the notified date of delivery give notice to the Supplier that the Equipment have not been delivered.

7. INSPECTION, REJECTION AND GUARANTEE

7.1 The Supplier shall permit the Purchaser or his authorised representatives to make any inspections or Sample Test the Purchaser may reasonably require and the Supplier shall afford all reasonable facilities and assistance free of charge at his premises. No failure to make complaint at the time of such inspection or tests and no approval given during or after such tests or inspections shall constitute a waiver by the Purchaser of any rights or remedies in respect of the Equipment.

7.2 The Purchaser may by written notice to the Supplier reject any of the Equipment which fail to meet the Sample Test specified herein. Such notice shall be given within a reasonable time after delivery to the Purchaser of the Equipment concerned. If the Purchaser shall reject any of the Equipment pursuant to this Condition the Purchaser shall be entitled (without prejudice to his other rights and remedies) either:

a)    to have the Equipment concerned as quickly as possible either repaired by the Supplier or (as the Purchaser shall elect) replaced by the Supplier with Equipment which comply in all respects with the requirements specified herein; or

b)   to obtain a refund from the Supplier in respect of the Equipment concerned.

7.3 The guarantee period applicable to the Equipment shall be 24 months from delivery. If the Purchaser shall, within such guarantee period or within 30 days thereafter, give notice in writing to the Supplier of any defect in any of the Equipment as may have arisen during such guarantee period under proper and normal use, the Supplier shall (without prejudice to any other rights and remedies which the Purchaser may have) as quickly as possible remedy such defects (whether by repair or replacement as the Purchaser shall elect) without cost to the Purchaser.

7.4 Any Equipment rejected or returned by the Purchaser as described in paragraphs 7.2 or 7.3 shall be returned to the Supplier at the Supplier's risk and expense.

8.     LABELLING AND PACKAGING

8.1 The Equipment shall be packed and marked in a proper manner and in accordance with the Purchaser's instructions and any statutory requirements and any requirements of the carriers. In particular the Equipment shall be marked with the Contract Number, the net, gross and tare weights, the name of the contents shall be clearly marked on each container and all containers of hazardous Equipment (and all documents relating thereto) shall bear prominent and adequate warnings. The Supplier shall indemnify the Purchaser against all actions, suits, claims, demands, losses, charges, costs and expenses which the Purchaser may suffer or incur as a result of or in connection with any breach of this condition

8.2 All packaging materials will be considered non-returnable and will be destroyed unless the Supplier's advice note states that such materials will be charged for unless returned. The Purchaser accepts no liability in respect of the non-arrival at the Supplier's premises of empty packages returned by the Purchaser unless the Supplier shall within ten days of receiving notice from the Purchaser that the packages have been dispatched notify the Purchaser of such non-arrival.

9.     PATENTS AND INFORMATION

9.1 It shall be a condition of this Contract that, except to the extent that the Equipment are made up in accordance with designs furnished by the Purchaser, none of the Equipment will infringe any patent, trade mark, registered design, copyright or other right in the nature of industrial property of any third party and the Supplier shall indemnify the Purchaser against all actions, suits, claims, demands, losses, charges, costs and expenses which the Purchaser may suffer or incur as a result of or in connection with any breach of this Condition.

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9.2 All rights (including ownership and copyright) in any specifications, instructions, plans, drawings, patterns, models, designs or other material furnished to or made available to the Supplier by the Purchaser pursuant to this Contract shall remain vested solely in the Purchaser and the Supplier shall not (except to the extent necessary for the implementation of this Contract) without prior written consent of the Purchaser use or disclose any such specifications, plans, drawings, patterns, models or designs or any information (whether or not relevant to this Contract) which the Supplier may obtain pursuant to this Contract and in particular (but without prejudice to the generally of the foregoing) the Supplier shall not refer to the Purchaser or the Contract in any advertisement without the Purchaser's prior written agreement.

10.      HEALTH AND SAFETY

The Supplier represents and warrants to the Purchaser that the Supplier has satisfied himself that all necessary tests and examinations have been made or will be made prior to delivery of the Equipment to ensure that the Equipment are designed and constructed so as to be safe and without risk to the health or safety of persons using the same, and that he had made available to the Purchaser adequate information about the use for which the Equipment have been designed and have been tested and about any conditions necessary to ensure that when put to use the Equipment will be safe and without risk to health. The Supplier shall indemnify the Purchaser against all actions, suits, claims, demands, losses, charges, costs and expenses which the Purchaser may suffer or incur as a result of or in connection with any breach of this Condition

11.      INDEMNITY AND INSURANCE

11.1 Without prejudice to any rights or remedies of the Purchaser (including the Purchaser's rights and remedies under Condition 7 hereof) the Supplier shall indemnify the Purchaser against all actions, suits, claims demands, losses, charges, costs and expenses which the purchaser may suffer or incur as a result of or in connection with any damage to property or in respect of any injury (whether fatal or otherwise) to any person which may result directly or indirectly from any defect in the Equipment or the negligent or wrongful act or omission of the Supplier.

11.2 The Supplier shall effect with a reputable insurance company a policy or policies of insurance covering all the matters which are the subject of indemnities under these Conditions and shall at the request of the Purchaser produce the relevant policy or policies together with receipts or other evidence of payment of the latest premium due thereunder.

12.      CONFIDENTIALITY

12.1 The Supplier shall keep secret and not disclose and shall procure that his employees keep secret and do not disclose any information of a confidential nature obtained by him by reason of this Contract except information which is in the public domain otherwise than by reason of a breach of this provision

12.2 The provisions of this condition 12 shall apply during the continuance of this Contract and after its termination howsoever arising.

13.      TERMINATION ON SUPPLIER'S INSOLVENCY

Without prejudice to any other rights or remedies of the Purchaser under this Contract the Purchaser shall have the right forthwith to terminate this Contract by written notice to the Supplier or his trustee in bankruptcy or receiver or (if a company) liquidator or administrator if the Supplier shall have a receiver appointed over all or a substantial part of his or its assets or (if an individual) be declared bankrupt or (if a company) shall go into liquidation or have an administrator appointed to manage its affairs.

14.      ASSIGNMENT AND SUB-CONTRACTING

14.1 The Supplier shall not without the written consent of the Purchaser assign the benefit or burden of this Contract or any part thereof.

14.2 No sub-contracting by the Supplier shall in any way relieve the Supplier of any of his responsibilities under this Contract.

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14.3 Where the Supplier enters a sub-contract with a sub-Supplier or sub-contractor for the purpose of performing the Contract, he shall cause a clause to be included in such sub-contract which requires payment to be made to the sub-Supplier or sub-contractor within a specified period not exceeding 30 days from receipt of a valid invoice as defined by the sub-contract requirement.

15.      NOTICES

Any notices to be given under this Contract shall be delivered personally or sent by post or by facsimile transmission to the address set out in this Contract. Any such notice shall be deemed to be served, if delivered personally, at the time of delivery, if sent by post, 48 hours after posting or, if sent by telex or facsimile transmission, 12 hours after proper transmission.

16.      ENVIRONMENTAL MATTERS

16.1 The Supplier confirms that the process used in the manufacture of the Equipment relied on minimal dependence and use of ozone depleting substances, toxic chemicals and other pollutants including lead, methyl chloroform and formaldehyde.

17.      LAW AND JURISDICTION

This Contract shall be governed by and construed under the laws of the State of California in all respects as such laws are applied to agreements among California State residents entered into and performed entirely within the State of California.

Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Contract shall be commenced exclusively in the state and federal courts sitting in the City of Santa Clara. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Santa Clara for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Contract and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS CONTRACT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

18.      GENERAL

18.1 Each Party hereto agrees to perform any further acts and execute and deliver any document or instrument that may be reasonably necessary to carry out the intent of this Contract.

18.2 This Contract shall bind and inure to the benefit of the successors and assigns of the Parties hereto.

18.3 This Contract may be amended at any time by the written agreement and consent of the Parties hereto.

18.4 This Contract, including such other agreements referred to herein, constitutes the entire agreement and understanding among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, relating thereto.

18.5 Introductory headings at the beginning of each clause of this Contract are solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of any such clause.

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18.6 This Contract may be executed in counterparts, which, when taken together, shall constitute one and the same instrument.

SELLER: All Datum Inc.	BUYER: CBD and Hemp Group Co., Ltd.

By: Ken Ke Qiu	By: Xiaofeng Peng
Authorized Signatory	Authorized Signatory

Title: Director	Title: Director

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Personal Guaranty Agreement

This Personal Guaranty Agreement (the "Guaranty") is dated on 6 August 2019.

Between:

Ken Ke Qiu, a resident of United States with driver license ID of Y8734331 resident at the 721 N Azusa Ave unit 319 West Covina, CA 91791, as the Guarantor;

And

CBD and Hemp Group Co., Ltd., a Delaware Company (the "Guarantee").

WHEREAS, the Guarantee and All Datum Inc., a corporation located at 1004 W West Covina Parkway, West Covina, CA 91790, under the laws of California (the "Seller"), entered into an Equipment Purchase Contract (the "Purchase Contract"),pursuant to which Guarantee shall purchase some certain equipment from the Seller as per the terms of the Purchase Contract.

NOW, THEREFORE, the Guarantor hereby irrevocably, absolutely and unconditionally represents, warrants, covenants, agrees and confirms to Guarantee, from and after the date of this Guaranty, to guaranty the full performance and contractual obligations of the Seller under the Purchase Contract (the "Obligations").

The Guarantor waives diligence, presentment, protest, notice of dishonor, notice of default by the Seller, notice of acceptance of this Guaranty, and indulgences and notices of every kind. Guarantor waives any rights of subrogation, indemnity, reimbursement.

The Seller may do the following from time to time without notice to, or consent of, Guarantor and without affecting Guarantor's liability under this Guaranty:

a. Change the terms of the Obligations or of any debts or liabilities of The Seller. b.Release, settle, or compromise any debts or liabilities of The Seller.

c. Exchange, modify, release, impair, or fail to perfect a security interest in, any collateral securing the Obligations.

Notwithstanding the above, the Guarantor shall remain liable until all terms of the Obligations are fully performed by The Seller, notwithstanding any event that would, in the absence of these provisions, result in the discharge of Guarantor.

This is a continuing guaranty of performance, not a guaranty of collection. Guarantee may enforce this Guaranty without first proceeding against the Seller, any of the Guarantor, any other person or any security or collateral, and without first pursuing any other right or remedy. This Guaranty remains enforceable regardless of any defenses that the Seller may assert on the Obligations, including but not limited to, breach of warranty, fraud, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, accord and satisfaction. If foreclosure or other remedy is pursued, only the net proceeds, after deduction of all charges and expenses, shall be applied to the amount due on the Obligations. Guarantee may purchase all or part of the collateral or security at any foreclosure or other sale for its own account and may apply the amount bid against the amount due on the Obligations.

4. If this Guaranty is given to an attorney for enforcement, Guarantor will reimburse Guarantee for all expenses incurred in connection with enforcement including without limitation reasonable attorneys' fees.

5. No provision of this Guaranty shall be construed to amend the Obligations or to relieve the Seller of any obligations.

6. If more than one person or party executes a Guaranty as Guarantor of the Obligations of the Seller, this Guaranty and the related guaranties by other parties shall bind all such persons and parties jointly and severally. The Guarantor acknowledges that Guarantor has adequate means to obtain from the Seller on a continuing basis, information on the performance of the Seller and that the Guarantor is not relying on Guarantee to provide this information, now or in the future. The liability of Guarantor shall be reinstated to the extent the Seller is required at any time to be liable for the Obligations for any reason.

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7. All rights and remedies of Guarantee under this Guaranty are cumulative and are in addition to other rights and remedies the Guarantee may have. This writing is a complete and exclusive statement of the guaranty agreement between the parties. No course of dealing, course of performance, or parol evidence shall be used to modify its terms. This Guaranty shall inure to the benefit of and may be enforced by Guarantee, its affiliates and any subsequent holder of the Obligations and shall be binding upon and enforceable against Guarantor and the legal representatives, heirs, successors and assigns of Guarantor.

In signing this Guaranty, Guarantor acknowledges and represents that Guarantor HAVE READ THE FORGOING, UNDERSTANDS IT AND SIGN IT VOLUNTARILY as their own free act and deed; and Guarantor executes this guaranty for full, adequate and complete consideration fully intending to be bound by same.

This Guaranty shall be governed by and construed under the laws of the State of California in all respects as such laws are applied to agreements among California State residents entered into and performed entirely within the State of California.

Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Guaranty shall be commenced exclusively in the state and federal courts sitting in the City of Santa Clara. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Santa Clara for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Guaranty and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS CONTRACT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

This Guaranty may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.

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Appendix 2 to the Equipment Purchase Agreement

(with evidence of delivery) to such party at the address in effect for notices to it under this Guaranty and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS CONTRACT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

This Guaranty may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.

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Ken KE Qiu

By: /s/ Ken KE Qiu        08/05/2019

CBD and Hemp Group Co., Ltd.

By: /s/ Xiaofeng Peng

Name. Xiaofeng Peng

Title: Director

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